Exhibit 99.16

SUBSCRIPTION AGREEMENT

dated as of November 9, 2015

by and between

SOUFUN HOLDINGS LIMITED

And

CHUANG XI CAPITAL HOLDINGS LIMITED

TABLE OF CONTENTS

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SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of November 9, 2015, by and between SouFun Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) and Chuang Xi Capital Holdings Limited, a company incorporated under the laws of the British Virgin Islands (the “Purchaser”).

RECITALS

A.                WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, the Purchased Shares (as defined below); and

B.                 WHEREAS, as a condition and inducement to the Purchaser’s and the Company’s willingness to enter into this Agreement, the Purchaser and the Company will enter into the Registration Rights Agreement (as defined below) at the Closing.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1         Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“Additional Shares” has the meaning set forth in Section 5.9(c);

“Adjusted Per Share Purchase Price” has the meaning set forth in Section 5.9(c);

“ADS” means American Depositary Shares, five of which represents one Class A Share, of the Company;

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person;

“Agreement” has the meaning set forth in the Preamble;

“Anticorruption Laws” shall mean laws, regulations or orders relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company, each Subsidiary of the Company, and the shareholders of the Company; including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or other any other Person to obtain a business advantage; such as, without limitation, the PRC anticorruption laws, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, the Cayman Islands, the British Virgin Islands, Hong Kong or New York;

“Class A Shares” means Class A ordinary shares, par value HK$1.00 per share, in the share capital of the Company;

“Class B Shares” means the Class B ordinary shares, par value HK$1.00 per share, in the share capital of the Company;

“Closing” has the meaning set forth in Section 2.1;

“Closing Date” has the meaning set forth in Section 2.3(a);

“Code” has the meaning set forth in Section 5.7;

“Company” has the meaning set forth in the preamble;

“Company Employee Plan” means any written plan, program, policy, Contract or other arrangement providing for severance, termination pay, deferred compensation, performance awards, share or share-related awards, housing funds, insurance arrangements, fringe benefits, perquisites, superannuation funds retirement benefits, pension schemes or other employee benefits, that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or would reasonably expect to have any liability or obligation, other than, in each case, one that is sponsored and maintained by a Governmental Authority;

“Company Representative” shall mean any of the Company, any Subsidiaries of the Company, or any director, officer, agent, employee, representative, consultant, or any other person acting for or on behalf of the foregoing (individually and collectively).

“Company Share Plans” mean (a) the Company’s Stock Related Award Incentive Plan of 1999, as amended; (b) the Company’s 2010 Stock Incentive Plan, as amended; and (c) the Company’s 2015 Stock Incentive Plan, as amended;

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Covered Transaction” means the sale for cash of any Securities of the Company, where the primary purpose of such offering is to raise equity capital for the Company. For the avoidance of doubt, the term “Covered Transaction” will not apply to the issuance of any Securities of the Company to directors, officers or employees of the Company pursuant to any of the Company Share Plans or other compensation arrangement.

“Disclosure Letter” has the meaning set forth in Article IV;

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Financial Statements” has the meaning set forth in Section 4.11;

“GAAP” means the United States generally accepted accounting principles or other accounting standards adopted by a Person and applied consistently throughout the Financial Statements;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, (iii) a Politically Exposed Person

(PEP) as defined by the Financial Action Task Force (FATF) or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI); or (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i), (ii) or (iii) of this definition.

“HKIAC” has the meaning set forth in Section 9.5(a);

“Indemnified Liabilities” has the meaning set forth in Section 9.2;

“Indemnitees” has the meaning set forth in Section 9.2;

“Indemnitor” has the meaning set forth in Section 9.2;

“Intellectual Property” means any and all rights in any of the following: (a) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including rights in password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) rights in Internet websites, domain names and applications and registrations pertaining thereto; (g) books and records pertaining to the foregoing; and (h) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing;

“Judgment” has the meaning set forth in Section 4.16;

“knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers (as defined in Rule 405 under the Securities Act) after due inquiry, including inquiry of other officers or employees of such party;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over any of the Company or the Purchaser;

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any other Transaction Document, (ii) any effect that results from changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Company in any material respect relative to other similarly situated participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (v) any failure to meet any internal or public projections, forecasts, or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts, or guidance as set forth in (v) are not exceptions to a Material Adverse Effect, or (vi) any change in the Company’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in the Company’s stock price or trading volume as set forth in (vi) are not exceptions to a Material Adverse Effect;

“Material Contract” has the meaning set forth in Section 4.15;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“Money Laundering Laws” has the meaning set forth in Section 4.18(e);

“New Securities” has the meaning set forth in Section 5.8;

“NYSE” means the New York Stock Exchange;

“Ordinary Shares” mean the Class A Shares and Class B Shares, collectively;

“Overall Private Placements” means the private placements of newly issued securities of the Company by the Company to certain investors, including, without limitation, the Purchaser, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Winning Star Global Limited, Rainbow Zone Enterprise Inc, Wealth Harvest Global Limited, Karistone Limited, Safari Group CB II Holdings Limited, IDG Alternative Global Limited, Safari Group Holdings Limited, Safari Group CB Holdings Limited and/or their respective Affiliates, with the aggregate amount of proceeds from such private placements being no more than US$1 billion, including the transactions contemplated under this Agreement and other Transaction Documents;

“Per Share Purchase Price” has the meaning set forth in Section 2.2;

“Permits” has the meaning set forth in Section 4.17(b);

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“PFIC” has the meaning set forth in Section 5.7;

“PRC” means the People’s Republic of China;

“Proceedings” has the meaning set forth in Section 4.16;

“Public Documents” has the meaning set forth in Section 4.10;

“Purchase Price” has the meaning set forth in Section 2.2;

“Purchaser” has the meaning set forth in the preamble;

“Purchased Shares” means 477,880 Class A Shares to be issued to the Purchaser pursuant to Section 2.1;

“Registered Intellectual Property” has the meaning set forth in Section 4.20(b);

“Registration Rights Agreement” means the registration rights agreement substantially in the form attached hereto as Exhibit A;

“Returns” has the meaning set forth in Section 4.19;

Sanctions Laws and Regulations” means (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the US Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law or regulation applicable to US-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the US Government at the prevailing point in time (2) any U.S. sanctions related to or administered by the Department of State and (3) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury, the European Union or other relevant sanctions authority.

“Sanctions Target” means: (i) any country or territory that is the subject of country-wide or territory-wide Sanctions, including, but not limited to, as the date of this Agreement, Iran, Cuba, Syria, Sudan and North Korea; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC or any equivalent list of sanctioned persons issued by the U.S. Department of State; or (iii) a person or entity that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Laws and Regulations.

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any Variable Interest Entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with GAAP applicable to such Person. For all purposes of this Agreement and other Transaction Documents, "Subsidiary" shall also include each of the entities set out in Section 5.17 of the Disclosure Letter;

“Tax” has the meaning set forth in Section 4.19;

“Transaction Documents” mean this Agreement, the Registration Rights Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“U.S.” or “United States” means the United States of America;

“Variable Interest Entity” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity the accounts of which would be required to be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP solely because of the application of Accounting Standards Codification Topic 810 (Consolidation); and

“Voting Company Debt” has the meaning set forth in Section 4.3(a).

Section 1.2         Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)               the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)               all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)                references to a Person are also to its successors and permitted assigns; and

(g)               the use of the term “or” is not intended to be exclusive.

Article II
PURCHASE AND SALE OF SECURITIES

Section 2.1         Sale and Issuance of the Purchased Shares. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII below, on the Closing Date, the Company shall issue and sell to the Purchaser, and the Purchaser shall subscribe for and purchase from the Company, the Purchased Shares (the “Closing”).

Section 2.2         Purchase Price. The purchase price per Purchased Share (the “Per Share Purchase Price”) shall be US$29.25. The aggregate purchase price for the Purchased Shares (the “Purchase Price”) shall be US$13,978,000.

Section 2.3         Closing.

(a)                Date and Time. The Closing shall take place remotely via the exchange of documents and signatures or at such places as the parties hereto shall mutually agree in writing, as soon as practicable but in no event later than the tenth (10th) Business Day after the date hereof, provided that the conditions to the Closing set forth in Articles VI and VII below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or (ii) such other date and time as may be mutually agreed in writing by the Company and the Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)               Payment and Delivery. At the Closing:

(i)                 (A) the Purchaser shall pay or cause its designated Person to pay the purchase price for the Purchased Shares to the Company by electronic bank transfer of immediately available funds to a bank account designated in writing by the Company at least five (5) Business Days prior to the Closing Date;

(ii)               the Company shall deliver to the Purchaser:

(A)             a share certificate representing the Purchased Shares, duly executed on behalf of the Company;

(B)              a certified copy of the register of members of the Company, reflecting the Purchaser’s ownership of the Purchased Shares;

(C)              a certificate, executed on behalf of the Company by an authorized officer of the Company and dated as of the Closing Date, having attached thereto: (1) a certified copy of the Company’s Memorandum and Articles in effect at the Closing, (2) the written consent of the holders of not less than 50.1% of the issued and outstanding Class B Shares approving the entering into and execution of this Agreement, the issuance of the Purchased Shares, the entering into and execution of the other Transaction Documents and the consummation of all transactions contemplated herein and therein, (3) the board resolutions of the Company approving the entering into and execution of this Agreement, the issuance of the Purchased Shares, the entering into and execution of the other Transaction Documents to which the Company is a party and the consummation of all transactions contemplated herein and therein, and (4) a certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands, dated a recent date before the Closing; and

(D)             the Registration Rights Agreement, duly executed by the Company;

provided, that photocopies of the documents referenced above shall be delivered to the Purchaser on the Closing Date, with originals thereof to be delivered promptly to addresses designated by the Purchaser following the Closing, if and so requested.

(c)                Restrictive Legend. Each certificate representing any of the Purchased Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 3.1         Organization. The Purchaser is a company duly incorporated, organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

Section 3.2         Authorization; Enforcement; Validity. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by the Purchaser and no other actions or proceedings on the part of the Purchaser is necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement and the other Transaction Documents to which it is a party have been or will be duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3         No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational or constitutional documents of the Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract to which the Purchaser is a party, or (c) result in a violation of any Law applicable to the Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4         Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which the Purchaser is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained.

Section 3.5         Status and Investment Intent.

(a)             Status of the Purchaser. The Purchaser is either (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act or (ii) not a “U.S. person” within the meaning of Regulation S under the Securities Act.

(b)            Experienced Investor. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(c)             No Public Sale or Distribution. The Purchaser is acquiring the Purchased Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares. The Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d)            Solicitation. The Purchaser was not identified or contacted through the marketing of the transactions contemplated by this Agreement and the other Transaction Documents. The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts. The purchase of the Purchased Shares by the Purchaser was not solicited by or through anyone other than the Company.

(e)             Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant to this Agreement and the other Transaction Documents, the Company is relying upon the exemption from registration provided by Regulation S under the Securities Act. The Purchaser is acquiring the Purchased Shares in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act.

(f)             Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities Law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (i) to the Company, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act.

Section 3.6         Brokers and Finders. Neither the Purchaser nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Company or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except (a) as set forth in the correspondingly numbered section of the disclosure letter delivered by the Company to the Purchaser attached hereto as Exhibit B dated as of the date hereof (the “Disclosure Letter”) or as set forth in any other section of the Disclosure Letter where it is readily apparent on the face of such disclosure that such disclosure is intended to be an exception to such Section of this Article IV or (b) as set forth in its Public Documents filed prior to the date of this Agreement (without giving effect to any amendment thereto filed on or after the date of this Agreement and excluding disclosures of non-specific risks faced by the Company included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are predictive, general or forward-looking in nature):

Section 4.1         Organization and Qualification. The Company is an exempted company with limited liability duly incorporated, organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2         Reserved.

Section 4.3         Capitalization.

(a)                As of the date of this Agreement, the authorized share capital of the Company consists of 68,698,763 Class A Shares, 25,298,329 Class B Shares and 506,002,908 undesignated shares, which shall have the rights as determined by the board of directors of the Company in accordance with the Memorandum and Articles. As of the date of this Agreement, (x) 68,698,763 Class A Shares are issued and outstanding (including Class A Shares issued to JPMorgan Chase Bank, N.A. to facilitate exercise of options from time to time) and (y) 24,336,650 Class B Shares are issued and outstanding. As of October 30, 2015, options to purchase 8,422,177 Class A Shares have been granted and outstanding under the Company Share Plans. All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b)            Except for any obligations in connection with the Overall Private Placements or as otherwise set forth above in Section 4.3(a), as of the date of this Agreement, no Securities were issued, reserved for issuance or outstanding and no securities of any of its Subsidiaries convertible into or exchangeable or exercisable for any Securities were issued or outstanding. Except in connection with the Overall Private Placements, from the date of this Agreement to the Closing Date, (1) there have been no issuances by the Company of any Securities, other than issuances of Class A Shares pursuant to options or restricted share units (as each such term is defined in the Company Share Plans) outstanding on the date of this Agreement and (2) there have been no issuances by the Company of stock-based performance units, share appreciation rights or other rights to acquire Securities or voting interests in, the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of the Ordinary Shares, other than issuances pursuant to the Company Share Plans in accordance with their terms. Except in connection with the Overall Private Placements, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on any matters on which holders of the Ordinary Shares may vote (“Voting Company Debt”). Except in connection with the Overall Private Placements, as of the date of this Agreement, there are no Securities (including without limitation any shareholder rights plan or “poison pill”), stock-based performance units, share appreciation rights or other rights, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which the Company is bound (A) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Securities or any Voting Company Debt, (B) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such Securities, stock-based performance units, share appreciation rights or other rights, Contracts or undertakings or (C) that give any Person the right to receive any economic interest of a nature accruing to the holders of the Ordinary Shares, including any stock-based performance unit, share appreciation right or similar right or interest based on shares of the Company. Except in connection with the Overall Private Placements, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities, stock-based performance units, share appreciation rights or other rights, other than pursuant to the Company Share Plans or a share repurchase program of the Company that complies with Rule 10b-18 or Rule 10b5-1 under the Exchange Act.

(c)             All of the issued equity securities of each non-PRC Subsidiary of the Company are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of applicable Laws. The registered capital of each PRC Subsidiary of the Company was timely contributed in accordance (if so required) with its articles of association. All the paid-in capital has been duly verified by a certified public accountant registered in the PRC and the accounting firm employing such accountant, the report of the certified public accountant evidencing such verification has been registered with the relevant Governmental Authority in accordance with applicable Laws, and such registered capital is free and clear of any Encumbrance.

Section 4.4         Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and perform its obligations under this Agreement and the other Transaction Documents and to issue the Purchased Shares in accordance with the terms hereof. The holders of not less than 50.1% of the issued and outstanding Class B Shares and the Board of the Company have duly and validly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents and approved the consummation of the transactions contemplated hereby and thereby. No other filing, consent or authorization on the part of the Company is necessary to authorize or approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby, other than any required filing or notification with the SEC or the NYSE regarding the issuance of the Purchased Shares, or the listing of the ADSs representing the Purchased Shares with the NYSE. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. Without limiting the generality of the foregoing, other than the written consent of the holders of not less than 50.1% of the issued and outstanding Class B Shares, no approval by the shareholders of the Company is required in connection with this Agreement and the other Transaction Agreement, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby.

Section 4.5         No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, the issuance of the Purchased Shares) will not (a) result in a violation of the Memorandum and Articles or the constitutional documents of any of the Company’s Subsidiaries, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party, or (c) result in a violation of any Law applicable to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound or affected), except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.6         Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, the Company or any of its Subsidiary is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for any required filing or notification with the SEC or the NYSE regarding the issuance of the Purchased Shares , or the listing of ADSs representing the Purchased Shares with the NYSE. The Company has no knowledge of any facts or circumstances that might prevent the Company from obtaining or effecting any of the filings or notifications described in the preceding sentence. The Company is not in violation of the listing requirements of the NYSE and has no knowledge of any facts that would reasonably lead to delisting or suspension of its ADSs from the NYSE in the foreseeable future.

Section 4.7         Issuance of Purchased Shares. The Purchased Shares are duly and validly authorized for issuance and sale to the Purchaser by the Company, and, when issued and delivered by the Company against payment therefor by the Purchaser in accordance with the terms hereof, shall be validly issued and non-assessable and free from all preemptive or similar rights, Taxes and Encumbrances and the Purchased Shares shall be fully paid with the Purchaser being entitled to all rights accorded to a holder of the Class A Shares. Assuming the accuracy of the representations and warranties set forth in Section 3.5 of this Agreement, the offer and issuance by the Company of the Purchased Shares is exempt from registration under the Securities Act.

Section 4.8         No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Purchased Shares.

Section 4.9         No Integrated Offering. None of the Company, any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.10     Public Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Documents”). As of their respective filing or furnishing dates, the Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC or its staff.

Section 4.11     Financial Statements. As of their respective dates, the financial statements of the Company included in the Public Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements (including any related notes thereto) fairly presented in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein, other than as corrected or clarified in a subsequent Public Document. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements).

Section 4.12     No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations other than (a) liabilities or obligations reflected on, reserved against, or disclosed in the Company’s balance sheet as of June 30, 2015 (excluding those discharged or paid in full prior to the date of this Agreement), (b) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) liabilities incurred since June 30, 2015 in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Public Documents or the Financial Statements nor any obligations to enter into any such arrangements.

Section 4.13     Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting for the fiscal years ended December 31, 2013 and 2014 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) or will issue, as applicable, an attestation report concluding that the Company maintained effective internal control over financial reporting as of each of December 31, 2013 and December 31, 2014. To the knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

Section 4.14     Absence of Changes. Except in connection with the Overall Private Placements, since June 30, 2015, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice or its business expansion plans as disclosed in the Public Documents and there has not been:

(a)             any Material Adverse Effect;

(b)            (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries or (ii) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries;

(c)             any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(d)            any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) in any material respect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes;

(e)             any amendment to the Memorandum and Articles of the Company;

(f)             any incurrence of material indebtedness for borrowed money or any guarantee of such indebtedness for another Person or any issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(g)            any adoption of resolution to approve or petition or similar proceeding or order in relation to a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger,

consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(h)            any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof; or

(i)              any agreement to carry out any of the foregoing.

Section 4.15     Contracts. Each of the Material Contracts is valid and in full force and effect, is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and will continue to be so immediately after the Closing. Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract in any material respect, and, to the Company’s knowledge, no other Person has violated or breached, or committed any default under any Material Contract, except for violations, breaches or defaults which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract, except, in each case, as would not have, or reasonably be expected to have, a Material Adverse Effect. A “Material Contract” shall refer to any of the following to which the Company or any of its Subsidiaries is party or subject to, or bound by, in each case, as of the date of this Agreement:

(a)             any Contract relating to Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(b)            any Contract that would be required to be filed or furnished by the Company pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(c)             any Contract that the Company reasonably believes calls for prospective fixed and/or contingent payments to the Company or any of its Subsidiaries in excess of US$5 million in the aggregate under each such Contract;

(d)            any Contract involving payments in excess of US$5 million in the aggregate under each such Contract;

(e)             any Contract, including any distribution agreements, containing covenants directly or explicitly limiting in any material respect the freedom of the Company and its Subsidiaries as a whole to compete in any geographic area, industry or line of business or with any Person or to offer any of its products or services, or any material exclusivity agreement relating to Intellectual Property, business opportunity or any resources or assets of the Company or any of its Subsidiaries;

(f)             any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in respect of an amount in excess of US$5 million in the aggregate;

(g)            any employment contracts, severance or other agreements with officers or directors, or any employment contracts, severance or other agreements that contain special compensation or golden parachute payment with employees, stockholders or consultants, of the Company or any of its Subsidiaries or Persons related to or affiliated with such Persons;

(h)            share redemption or purchase agreements or other agreements affecting or relating to the share capital of the Company or any of its Subsidiaries, including, without limitation, any agreement with any shareholder of the Company or any of its Subsidiaries which includes, without limitation, anti-dilution rights, voting arrangements or operating covenants;

(i)              any pension, profit sharing, retirement, share option or share ownership plans;

(j)              any royalty or dividend arrangement that involves the payment by the Company of more than US$1 million annually based on the revenues or profits of the Company or any of its Subsidiaries or based on the revenues or profits derived from any material contract;

(k)            any material acquisition, merger, asset purchase or other similar agreement;

(l)              any sales agreement with any key customer of the Company;

(m)          any Contract under which the Company or any of its Subsidiaries has granted any Person any registration rights, or any right of first refusal, first offer or first negotiation with respect to any Securities or securities of any Subsidiaries of the Company;

(n)            any Contract relating to the formation, creation, operation, management or control of any partnership, joint venture, limited liability company or similar arrangement;

(o)            any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person; or

(p)            any Contract or series of Contracts pursuant to which the Company Controls any Affiliate (including any Variable Interest Entity).

Section 4.16     Litigation. Neither the Company nor any of its Subsidiaries, nor any of their directors or officers, is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations (“Proceedings”) of any nature (i) against the Company or any of its Subsidiaries or (ii) to which any of their interests or material properties or assets is subject, except for any Proceedings which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) any Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents. There is no judgment, order, injunction or decree (“Judgment”) outstanding against Company, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers), except for any Judgment which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.17     Compliance with Applicable Laws; Permits.

(a)             The Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable PRC, U.S. and other national, federal, provincial, state and other Laws (including any applicable antitrust or competition Laws) and applicable requirements of the NYSE in all material respects.

(b)            The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) of, and have made all filings, applications and registrations with, any Governmental Authority that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)             The Company is not in violation of any listing requirements of the NYSE and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the NYSE in the foreseeable future.

Section 4.18     Anticorruption and Sanctions.

(a)             No Company Representative has in the past five (5) years violated any Anticorruption Laws, nor has the Company, any of its Subsidiaries or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where such Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person: (i) for the purpose of: (A) influencing any act or decision of a Government Official in their official capacity; (B) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or (E) assisting such Company Representative in obtaining or retaining business for or with, or directing business to, any Company Representative; or (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b)            No Company Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Company Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.18.

(c)             No officer, director, or employee of the Company or any Subsidiary of the Company is a Government Official.

(d)            The Company and each Subsidiary of the Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, related parties, and Government Officials in accordance with GAAP.

(e)             The operations of the Company and its Subsidiaries have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). No proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, is threatened.

(f)             No Company Representative is currently a Sanctions Target or is located, organized or resident in a country or territory that is a Sanctions Target.

(g)            At no time during the prior five (5) years has the Company or any of its Subsidiaries violated applicable Sanctions Laws and Regulations or knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that is a Sanctions Target, nor is the Company or any its Subsidiaries currently engaged in any such activities.

Section 4.19     Tax Status. The Company and each of its Subsidiaries (a) has made or filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all foreign, federal and state income and all other tax returns, reports, information statements and other documentation (including any additional or supporting materials) required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, stock transfer, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, (b) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such Returns, except those being contested in good faith, not finally determined, and (c) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Returns apply. Neither the Company nor any of its Subsidiaries has received notice regarding unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction and the Company is not aware of any reasonable basis for such claim. No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes are currently being audited or examined. Neither the Company nor any of its Subsidiaries has received notice of any such audit or examination.

Section 4.20     Intellectual Property.

(a)             The Company and its Subsidiaries own or possess adequate rights or licenses to use all Intellectual Property necessary to the conduct of their businesses as now conducted, and such Intellectual Property represents all material intellectual property rights necessary to the conduct of their business as now conducted. There are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or otherwise violate any proprietary right or Intellectual Property of any third party, except for such infringements and other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary: (i) alleging any such infringement or other violation of any third party’s proprietary rights; or (ii) challenging the Company’s or any Subsidiary’s ownership or use of, or the validity or enforceability of any material Intellectual Property owned by the Company or its Subsidiaries, excluding any office action or other form of preliminary or final refusal of registration in the ordinary course of business, except for any Proceedings which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)            All material registered Intellectual Property and applications for registration of material Intellectual Property anywhere in the world that are owned or filed by the Company or a Subsidiary of the Company (collectively, “Registered Intellectual Property”) are owned by the Company or its Subsidiaries, free and clear of Encumbrances of any nature. All Registered Intellectual Property is subsisting, valid and enforceable, currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof and not subject to any outstanding Judgment materially and adversely affecting the Company use thereof or rights thereto or that would materially impair the validity or enforceability thereof. To the Company’s knowledge, no material Registered Intellectual Property is the subject of any Proceeding before any governmental, registration or other authority in any jurisdiction, excluding any office action or other form of preliminary or final refusal of registration in the ordinary course of business. The consummation of the transactions contemplated under the Transaction Documents will not alter or impair any Intellectual Property that is owned by or used pursuant to a license by the Company or a Subsidiary.

(c)             The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, and confidentiality of all of their trade secrets and there has been no unauthorized disclosure of any material data or information which, but for any such unauthorized disclosure, the Company would consider to be a trade secret owned by the Company or any of its Subsidiaries.

(d)            Each employee in research and development function who in the regular course of his employment may create programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship have signed an assignment or similar agreement with or otherwise have a binding legal obligation to the Company or its Subsidiaries confirming the Company’s or its Subsidiaries’ ownership or, in the alternate, transferring and assigning to the Company or its Subsidiary all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other Intellectual Property rights therein. To the knowledge of the Company, no employee of the Company and its Subsidiaries is in material violation of any term of any patent or invention disclosure agreement or any patent or invention disclosure provisions in any employment agreement or other contract or agreement.

Section 4.21     Labor and Employment Matters.

(a)             Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries as of the date hereof. There are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Authority. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company or its Subsidiaries (i) is in compliance with all applicable Laws relating to employment and employment practices, (ii) has withheld and paid in full to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to the Company’s employees, and (iii) is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no material claim with respect to payment of wages, salary, overtime pay, withholding individual income taxes, social security fund or housing fund that has been asserted and is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. There is no Proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries.

(b)            Each Company Employee Plan is in compliance in all material respects with its terms and the requirements of all applicable Laws. No Proceeding is now pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan (other than claims for benefits in the ordinary course). All employer and employee contributions to each Company Employee Plan required by applicable Laws or by the terms of such Company Employee Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance in all material respects with its terms and the requirements of all applicable Laws. Each Company Employee Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 4.22     Title to Property and Assets.

(a)             Each of the Company and its Subsidiaries has good and marketable title to, or a legal and valid right to use, all properties and assets (whether tangible or intangible) that it purports to own (including as reflected in its balance sheet) or that it uses, free and clear of any and all Encumbrances, except for any defects in title or right or any Encumbrances that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. Such properties and assets collectively represent in all material respects all properties and assets necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(b)            Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, (i) all current leases and subleases of property and assets entered into by the Company or any of its Subsidiaries are in full force and effect, valid and effective in accordance with their terms, subject to the Bankruptcy and Equity Exception, (ii) each of the Company and its Subsidiaries is in compliance with such leases and subleases, and (iii) the Company or such Subsidiary, as applicable, holds valid leasehold interests in the leased or subleased property and assets subject thereto, free of any and all Encumbrances. Neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

Section 4.23     Variable Interest Entities. The Company controls its Variable Interest Entities through a series of contractual arrangements, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or any material terms of such contractual arrangements.

Section 4.24     Transactions With Affiliates. Except in connection with the Overall Private Placements, none of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner, other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under the Company Share Plans.

Section 4.25     Brokers and Finders. Neither the Company nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Purchaser or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 4.26     No Additional Representations. The Company acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser to the Company in accordance with the terms hereof and thereof.

Article V
AGREEMENTS OF THE PARTIES

Section 5.1         Further Assurances. Each of the Purchaser and the Company shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, except as required by applicable Law or with the prior written consent of the other party, neither party will take any action which, or fail to take any action the failure of which to be taken, would, or would reasonably be expected to (a) result in any of the representations and warranties set forth in Article III or IV on the part of the party taking or failing to take such action being or becoming untrue in any respect, (b) result in any conditions set forth in Articles VI and VII not to be satisfied, or (c) result in any material violation of any provision of this Agreement. After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

Section 5.2         Expenses. Except as otherwise provided in this Agreement and the other Transaction Documents, each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

Section 5.3         Confidentiality .

(a)             Each party shall keep confidential any non-public material or information with respect to the business operations, financial conditions, and other aspects of the other party which it is aware of, or have access to, in signing or performing this Agreement and the other Transaction Documents (including written or non-written information, the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving party, (b) in the public domain through no fault of such receiving party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving party without reference to confidential information of the disclosing party. No party shall disclose such Confidential Information to any third party. Any Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement and the other Transaction Documents; and shall not use such Confidential Information for any other purposes. The parties hereby agree, for the purpose of this Section 5.3, that the existence and terms and conditions of this Agreement and exhibits hereof shall be deemed as Confidential Information.

(b)            Notwithstanding any other provisions in this Section 5.3, if any party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the parties, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange and if reasonably practicable, inform the other party about the disclosure to be made pursuant to such requirements prior to the disclosure.

(c)             Each party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Agreements; provided that, such party shall ensure such Persons strictly abide by the confidentiality obligations hereunder.

(d)            The confidentiality obligations of each party hereunder shall survive the termination of this Agreement. Each party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other party.

Section 5.4         Compliance and Other Actions Prior to Closing. Except in connection with the Overall Private Placements, from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business and affairs in the ordinary course of business consistent with past practice or its business expansion plans as disclosed in the Public Documents, (b) not take any action, or omit to take any action, that would reasonably be expected to make (x) any of its representations and warranties in this Agreement untrue, or (y) any of the conditions for the benefit of the Purchaser set forth in Article VII not to be satisfied, in each case, at, or as of any time before, the Closing Date. Without limiting the generality of the foregoing, the Company agrees that, from the date hereof until the Closing Date, none of the Company or its Subsidiaries shall make (or otherwise enter into any Contract with respect to) (a) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Securities of the Company or any of its

Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries) or (c) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries.

Section 5.5         Reserved.

Section 5.6         Reservation of Shares. The Company shall maintain a reserve from its duly authorized but unissued shares, sufficient Ordinary Shares to enable the Company to comply with its obligations to issue the Purchased Shares.

Section 5.7         PFIC Disclosure. The Company shall use its reasonable best efforts to avoid the Company or any of its Subsidiaries being classified as a “passive foreign investment company” (a “PFIC”) as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for the current and any future taxable year. Within seventy-five (75) days from the end of each taxable year of the Company, the Company shall determine whether the Company or any of its Subsidiaries was a PFIC in such taxable year. Upon the Purchaser’s request, the Company shall make available to the Purchaser all information the Company used to determine whether the Company or, if applicable, any of its Subsidiaries was a PFIC in a taxable year. If the Company determines that the Company or, if applicable, any of its Subsidiaries was a PFIC in a taxable year (or if the U.S. Internal Revenue Service or the Purchaser informs the Company that it has so determined), the Company shall, within one hundred and five (105) days from the end of such taxable year, inform the Purchaser of such determination and shall provide or cause to be provided to the Purchaser upon request a complete and accurate “PFIC Annual Information Statement” as described in Section 1.1295-1(g)(1) of the U.S. Treasury Regulations for the Company or the applicable Subsidiary of the Company.

Section 5.8            Future Issuance. From the date of this Agreement until the 3-month anniversary of the Closing Date, other than pursuant to the Overall Private Placements, the Company shall not issue any Securities in a Covered Transaction (the “New Securities”) without the Purchaser’s prior written consent.

Section 5.9            Most Favorable Terms and Treatment.

(a)                The Company represents and warrants to the Purchaser that, since July 1, 2015 until the date hereof, it has not issued or offered to issue any New Securities to any Person with terms or conditions which are more favorable to such Person than those terms and conditions provided to the Purchaser in the Transaction Documents.

(b)               In the event that the Company (i) breaches the representation and warranty made by it in Section 5.9(a) or, (ii) from the date hereof until the 6-month anniversary of the Closing Date, offers any New Securities to any Person with terms or conditions which are more favorable to such Person than those terms and conditions provided to the Purchaser in the Transaction Documents, the Purchaser shall be entitled to such more favorable terms and conditions and the Company and the Purchaser shall take all necessary actions, including amending the terms and conditions of the Transaction Documents, to apply such more favorable terms and conditions to the transactions contemplated by the Transaction Documents unless otherwise waived by the Purchaser in writing.

(c)                Notwithstanding the foregoing Section 5.9(b), in the event that the Company (i) breaches the representation and warranty made by it in Section 5.9(a) by selling or offering to sell any New Securities to any Person at a price per share (on an as-converted basis) less than the Per Share Purchase Price or, (ii) from the date hereof until the 6-month anniversary of the Closing Date, offers any New Securities to any Person at a price per share (on an as-converted basis) less than the Per Share Purchase Price, the Company shall issue an additional number of Class A Shares (the “Additional Shares”) at par value to the Purchaser, so that the average purchase price per share for the Purchased Shares and the Additional Shares shall be reduced to an amount equal to the price per share (on an as-converted basis) sold or offered to such other Person (the “Adjusted Per Share Purchase Price”). For all purposes under the Transaction Documents, the Per Share Purchase Price shall be deemed to be reduced to the Adjusted Per Share Purchase Price.

Section 5.10        Information and Inspection Rights. The Company shall permit, and shall cause each of its Subsidiaries to permit, the Purchaser, its representatives or any independent auditor or legal counsel appointed by the Purchaser, during normal business hours following reasonable notice by the Purchaser to the Company, to (i) visit and inspect any of the properties of the Company or any of its Subsidiaries, (ii) examine the books of account and records of the Company or any of its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers, and management employees of the Company or any of its Subsidiaries.

Section 5.11        Anticorruption and Sanctions.

(a)                The Company agrees that neither the Company, nor any Company Representative shall, directly or indirectly, make or authorize any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provide any benefit, to any Government Official, Governmental Entity, or Person that would result in a breach of any Anticorruption Law, by the Company.

(b)               The Company agrees that the Company will remain in full compliance with applicable Sanctions Laws and Regulations.

(c)                The Company will not directly or indirectly use the proceeds exchanged under this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person for the purpose of funding or facilitating any activities or business of or with any Person towards any sales or operations in Iran, Cuba, Syria, Sudan and North Korea or any other country sanctioned by OFAC or for the purpose of funding any operations or financing any investments in, or make any payments to, any Sanctions Target.

(d)               The Company agrees that no Government Official will serve in any capacity within the Company or any subsidiary of the Company, including as a board member, employee, or consultant.

(e)                The Company agrees that the Company and all of its Subsidiaries shall make and keep books, records and accounts which in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company and the Subsidiaries’ assets, and devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization and are recorded as necessary to permit preparation of financial statements in conformity with GAAP to maintain accountability of such assets; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with existing assets at reasonable levels and appropriate action is taken with respect to any differences.

(f)                The Company agrees to allow the Purchaser to review its books and records and have access to person or premises at all reasonable times that the Purchaser shall reasonably require in order to allow the Purchaser to comply with obligations to which it sis subject under any applicable laws and regulations.

(g)               The Company agrees to cooperate with any compliance audit or investigation by the Purchaser and provide all reasonable information and assistance requested upon an investigation or inquiry by a Governmental Entity directed to the Company or any shareholder of the Company.

(h)               Any breach by a Company Representative of this Section 5.11, shall automatically be deemed a material breach and result in immediate removal of such Company Representative by the Company.

Section 5.12        PRC Tax Matters. The Company shall use its commercially best efforts to obtain the renewal of (a) the High and New-Tech Enterprise Qualification Certificates of Beijing Century Jia Tian Xia Technology Development Co., Ltd. (北京世纪家天下科技发展有限公司) and Beijing Zhong Zhi Shi Zheng Information Technology Co., Ltd. (北京中指实证数据信息技术有限公司) as soon as practicable following the Closing Date; and (b) the High and New-Tech Enterprise Qualification Certificates of Beijing SouFun Science and Technology Development Co., Ltd. (北京搜房科技发展有限公司), Beijing SouFun Network Technology Co., Ltd. (北京搜房网络技术有限公司) and SouFun Media Technology (Beijing) Co., Ltd.(搜房媒体技术(北京)有限公司) as soon as practicable upon expiration of each of their existing High and New-Tech Enterprise Qualification Certificates.

Section 5.13        Key Operating Permits. The Company shall use its commercially best efforts to procure any of its Subsidiaries engaged in internet news release and/or internet publication business to obtain the Internet News Information Service License (互联网新闻信息服务许可证) and Internet Publication License (互联网出版许可证) for its Subsidiaries in accordance with the then applicable PRC Laws.

Section 5.14        Equity Transfer of Certain Domestic Companies. As soon as practicable and no later than three (3) months following the Closing Date, which time is subject to any regulatory approval by the competent Governmental Authorities, the Company shall procure the transfer of the equity interest of each entity as set out in Section 5.15 of the Disclosure Letter from its current shareholder(s) to Beijing Tuo Shi Huan Yu Network Technology Co., Ltd. (北京拓世寰宇网络技术有限公司) and, upon completion of such transfer, deliver to the Purchaser evidences reasonably acceptable to the Purchaser that all necessary filings and registration with the competent Governmental Authorities in relation to such equity transfer have been completed.

Article VI
CONDITIONS TO THE COMPANY’S OBLIGATION TO CLOSe

The obligation of the Company hereunder to consummate the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing Date, of each of the following conditions:

Section 6.1         Execution of Transaction Documents. The Purchaser (and its Affiliates) shall have duly executed and delivered to the Company the Transaction Documents to which it is a party.

Section 6.2         Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Purchaser in Sections 3.1 and 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date); and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

Section 6.3         No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchaser Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 6.4         No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 6.5         Purchaser Officer’s Certificates. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the condition specified in Section 6.2 above.

Article VII
CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

The obligation of the Purchaser hereunder to consummate the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing Date, of each of the following conditions:

Section 7.1         Execution of Transaction Documents. The Company shall have duly executed and delivered to the Purchaser the Transaction Documents to which it is a party.

Section 7.2         Representations and Warranties; Covenants. The representations and warranties of the Company contained in Article IV hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Company in this Agreement under Sections 4.1, 4.3, 4.4 and 4.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), and the Company shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date (including providing all deliverables required pursuant to Section 2.3(b)(ii) hereof).

Section 7.3         No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchaser Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 7.4         No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 7.5         No Material Adverse Effect. From and after the date hereof, there shall not have occurred a Material Adverse Effect.

Section 7.6         Company Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying to the fulfillment of the conditions specified in Sections 7.2 and 7.5 above.

Section 7.7         Governmental Approval. All actions by or in respect of or filings with or approval from any Governmental Authority required to permit the Purchaser’s consummation of the Closing shall have been taken, made or obtained.

Article VIII
TERMINATION

Section 8.1         Termination. Subject to Section 8.2 below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                by mutual agreement of the Company and the Purchaser;

(b)               by the Company or the Purchaser if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting the sale and issuance of the Purchased Shares, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the issuance of such Law, injunction or order was primarily due to the breach or failure of such party to perform in material respects any of its obligations under this Agreement;

(c)                by the Purchaser if there has been a breach of any representation or warranty by the Company under this Agreement or any breach of any covenant or agreement by the Company under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 7.2, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Purchaser; provided, however, that no Purchaser shall have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement;

(d)               by the Company if there has been a material breach of any representation or warranty by any Purchaser under this Agreement or any material breach of any covenant or agreement by any Purchaser under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 6.2, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement; or

(e)                by the Company or the Purchaser, upon written notice to the other party if the Closing has not occurred within 90 days of the date hereof, provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Section 8.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto; provided that (a) nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred before such termination and (b) the provisions of this Article VIII, Article IX and Section 5.3 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

Article IX
MISCELLANEOUS

Section 9.1         Survival. Other than the representations and warranties set forth in Sections 3.1, 3.2, 4.1, 4.3, 4.4 and 4.7, which shall survive the Closing indefinitely, the representations and warranties of the parties set forth in Articles III and IV of this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is 24 months after the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

Section 9.2         Indemnification. From and after the Closing, each party (the “Indemnitor”) shall defend, protect, indemnify and hold harmless the other party and its Affiliates, shareholders, partners, members, officers, directors, employees, agents or other representatives (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, diminution in value, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement and other Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Indemnitor contained in this Agreement or the other Transaction Documents, and (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party arising out of or as a result of any breach of any representation or warranty made by the Indemnitor or any breach of any covenant, agreement or obligation of the Indemnitor under the Transaction Documents. To the extent that the foregoing undertaking by the Indemnitor may be unenforceable for any reason, the Indemnitor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law.

Section 9.3         Limitation to the Indemnitor’s Liability. Notwithstanding anything to the contrary in this Agreement:

(a)                the Indemnitor shall have no liability to the Indemnitees under Section 9.2(a) with respect to any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement unless the aggregate amount of Indemnified Liabilities suffered or incurred by the Indemnitees thereunder exceeds US$3 million, in which case the Indemnitor shall be liable for all Indemnified Liabilities pursuant to Section 9.3(a); provided that, the limitation under this Section 9.3(a) shall not apply to (i) any misrepresentation or breach of any representation or warranty made by the Company under Section 4.1, 4.3, 4.7 or 4.19 hereof; (ii) any misrepresentation or breach of any representation or warranty made by the Purchaser under Section 3.1 or 3.2; and (iii) any Indemnifiable Liabilities resulting from or arising out of, directly or indirectly, fraud, intentional concealment of material facts or other willful misconduct on the part of the Indemnitor.

(b)               the maximum aggregate liabilities of the Indemnitor in respect of Indemnified Liabilities pursuant to Section 9.2(a) with respect to any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement shall be subject to a cap equal to the aggregate Purchase Price that the Purchaser actually pays under this Agreement; provided that, the cap under this Section 9.3(b) shall not apply to (i) any misrepresentation or breach of any representation or warranty made by the Company under Section 4.1, 4.3, 4.7 or 4.19 hereof; (ii) any misrepresentation or breach of any representation or warranty made by the Purchaser under Section 3.1 or 3.2; and (iii) any Indemnifiable Liabilities resulting from or arising out of, directly or indirectly, fraud, intentional concealment of material facts or other willful misconduct on the part of the Indemnitor; and

(c)                notwithstanding any other provision contained herein and except in the case of fraud, intentional misrepresentation and/or willful misconduct, from and after the Closing, this Section 9.3 shall be the sole and exclusive remedy of any of the Indemnitees for any claims against the Indemnitor arising out of or resulting from this Agreement and the transactions contemplated hereby; provided that the Indemnitee shall also be entitled to specific performance or other equitable remedies in any court of competent jurisdiction pursuant to Section 9.15 hereof.

(d)               Notwithstanding anything in this Agreement to the contrary, for the sole purpose of determining the amount of Indemnified Liabilities (and not for determining whether any misrepresentation or breach of representations or warranties have occurred), the representations and warranties contained in Article III or IV shall be deemed to have been made without being qualified by “materiality” or “Material Adverse Effect” or similar qualifications, except to the extent such “materiality” qualifier or word of similar import is used for the express purpose of listing any information on the Disclosure Letter rather than qualifying a statement.

Section 9.4         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder.

Section 9.5         Arbitration.

(a)                Any dispute, controversy, difference or claim arising out of or relating to this letter agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

(b)               The law of this arbitration clause shall be Hong Kong law.

(c)                The seat of arbitration shall be Hong Kong.

(d)               The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English.

(e)                It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 9.6         Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 9.7         Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 9.8         Entire Agreement. This Agreement, the Registration Rights Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof.

Section 9.9         Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; or (d) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

SouFun Holdings Limited

Address:	F9M, Building 5, Zone 4, Hanwei International Plaza, No. 186 South 4th Ring Road, Fengtai District, Beijing 100160, The People’s Republic of China

Telephone:	+86-10-5631 8000

Email:	vincentmo@soufun.com

Facsimile:	+86-10-5631 8010

Attention:	Mr. Vincent Mo

with a copy (for informational purposes only) to:

Wilson Sonsini Goodrich & Rosati

Address:	Unit 2901, 29F, Tower C, Beijing Yintai Centre, Chaoyang District, Beijing 100022, The People’s Republic of China

Telephone:	+86-10-6529-8300

Email:	douyang@wsgr.com

Facsimile:	+86-10-6529-8399

Attention:	Ms. Dan Ouyang, Esq.

If to the Purchaser:

Chuang Xi Capital Holdings Limited

Address:	Unit 5505, 55/F., The Center, 99 Queen's Road Central, Hong Kong
Email:	simon_ho@idgvc.com

Facsimile:	(852) 2529 1619

Attention:	Simon HO Chi Sing

with a copy (for informational purposes only) to:

Davis Polk & Wardwell LLP

Address:	2201 China World Office 2, 1 Jian Guo Men Wai Avenue Chao Yang District, Beijing, P. R. China

Email:	howard.zhang@davispolk.com

Telephone:	(86) 10 8567 5002

Attention:	Howard Zhang

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.9 by giving the other party written notice of the new address in the manner set forth above.

Section 9.10     No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Indemnitees) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11     Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Purchaser may assign any of its rights, interests, or obligations hereunder to an Affiliate of the Purchaser without the prior written consent of the Company.

Section 9.12     Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.13     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.14     Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Company’s Ordinary Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Ordinary Shares, as applicable, referred to in this Agreement shall be adjusted to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

Section 9.15     Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 9.16     Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 9.16 shall be binding upon the Company and the Purchaser and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

SOUFUN HOLDINGS LIMITED

By:	/s/Tianquan Mo

Name: Mr. Vincent Tianquan Mo

Title: Director

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

CHUANG XI CAPITAL HOLDINGS LIMITED

By:	/s/Chi Sing HO

Name: Chi Sing HO

Title: Authorized Signatory

[Signature Page to Subscription Agreement]

LIST OF EXHIBITS

Exhibit A	Form of Registration Rights Agreement

Exhibit B	Disclosure Letter

List of Exhibits to Subscription Agreement

Exhibit A

Form of Registration Rights Agreement

Exhibit A to Subscription Agreement

Exhibit B

Disclosure Letter

Exhibit B to Subscription Agreement